Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 20, 2025, in the Pre-Effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-281576) and related Prospectus of NuCana plc for the registration of American Depositary Shares representing ordinary shares, debt securities, warrants, rights and units.

/s/ Ernst & Young LLP
Edinburgh, United Kingdom
June 18, 2025